EXHIBIT 107

Calculation of Filing Fee Table

Form S-8

Arbe Robotics Ltd.

Table 1. Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary shares, par value NIS 0.000216 per share	457 (h) 457 (c)	3,698,746 shares	$0.97	$3,587,783.62	.00015310	$549.29

Fees Previously Paid								0

Carry Forward Securities: None

Total Offering Amounts							$3,587,783.62	$549.29
Total Fees Previously Paid								$0
Total Fee Offsets								$0
Net Fee Due								$549.29

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the closing price on April 8, 2025 ($0.97 per share). Pursuant to Rule 416 under the Securities Act, this registration statement also includes any additional ordinary shares that shall become issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.